Exhibit 16

EXECUTION VERSION

AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER

Amendment No. 1 to Agreement and Plan of Merger (this “Amendment”), dated as of July 3, 2013, among Century Intermediate Holding Company, a Delaware corporation (“Parent”), Century Merger Company, an Ohio corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and American Greetings Corporation, an Ohio corporation (the “Company” and, together with Parent and Merger Sub, the “Parties”).

RECITALS

A. The Parties are party to an Agreement and Plan of Merger, dated March 29, 2013 (the “Merger Agreement”).

B. The Parties desire to amend the Merger Agreement pursuant to and in accordance with Section 8.9 of the Merger Agreement, as set forth herein.

NOW, THEREFORE, the Parties agree as follows:

1. Definitions. For the purposes of this Amendment, terms used with initial capital letters and not otherwise defined herein will have the meanings assigned to them in the Merger Agreement. References to articles and sections in this Amendment refer to such articles and sections of the Merger Agreement.

2. Amendment. The Merger Agreement is hereby amended as follows:

(a)	Section 2.1(a) is hereby amended by replacing the reference to “$18.20” therein with the following: “$19.00”.

(b)	Section 2.3 of the Merger Agreement and Section 2.3 of the Company Disclosure Schedule are hereby amended by replacing each reference to “$18.20” therein with the following: “$19.00”.

(c)	Section 3.18 is hereby amended and restated in its entirety to read as follows: “Opinion of Financial Advisor. On July 3, 2013, the Special Committee and the Company Board have received the opinion of Peter J. Solomon Company (the “Financial Advisor”) dated July 3, 2013 that based on, and subject to, the assumptions, qualifications and limitations set forth therein, the Merger Consideration to be received by holders of Common Shares (other than the Family Shareholders, Parent, Merger Sub and the holders of Dissenting Shares) in connection with the Merger is fair from a financial point of view to such holders. A true, complete and executed copy thereof will be delivered to Parent on or prior to July 3, 2013. It is agreed and understood that such opinion is for the information of the Special Committee and the Company Board and may not be relied on by Parent or Merger Sub.

(d)	Section 4.5 is hereby amended by inserting the following at the end thereof: “As of July 3, 2013 and as of the Closing Date, Parent and Merger Sub have obtained all consents from counterparties to the Financing Commitments or definitive agreements entered into with respect to the Financing required by the terms of such Financing Commitments or definitive agreements with respect to the amendment of this Agreement pursuant to Amendment No. 1, dated July 3, 2013 (including the increase in the Merger Consideration effected thereby).”

(e)	Section 7.2(a) is hereby amended by adding the following after the second proviso: “provided, further, that in the event that such expenses (net of any reduction in accordance with the foregoing proviso) exceed $7,300,000, Parent and Merger Sub may request reimbursement of such excess by the Company, which the Special Committee may approve or reject in its sole discretion.”

3. Binding Effect. Except to the extent expressly provided herein, the Merger Agreement will remain in full force and effect in accordance with its terms.

4. Representations and Warranties of the Company. The Company represents and warrants to Parent and Merger Sub as follows: The Company has the requisite corporate power and authority to enter into this Amendment and, subject to receipt of the Company Shareholder Approval and the Minority Shareholder Approval, to consummate the Transactions. The execution and delivery of this Amendment and the consummation of the Transactions have been duly and validly authorized by the Company Board, acting upon the unanimous recommendation of the Special Committee, and, except for the Company Shareholder Approval and the Minority Shareholder Approval, no other corporate proceedings on the part of the Company are necessary to authorize the consummation of the Transactions. The Company Board (acting upon the unanimous recommendation of the Special Committee) has unanimously (by all members of the Company Board participating and with the Officer Shareholders abstaining) determined that the Merger Agreement as amended by this Amendment is in the best interests of the Company and its shareholders (other than the Family Shareholders, Parent and Merger Sub) and declared it advisable to enter into this Amendment, has approved this Amendment, and has resolved to recommend that the Company’s shareholders adopt the Merger Agreement as amended by this Amendment. This Amendment has been duly and validly executed and delivered by the Company and, assuming this Amendment constitutes the valid and binding agreement of Parent and Merger Sub, constitutes the valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, subject to the Bankruptcy and Equity Exception.

5. Representations and Warranties of Parent and Merger Sub. Parent and Merger Sub represent and warrant to the Company as follows: Each of Parent and Merger Sub has the requisite corporate power and authority to enter into this Amendment and, in the case of Family LLC, Parent and Merger Sub, to consummate the transactions contemplated by the Merger Agreement as amended by this Amendment. The execution and delivery of this Amendment, in the case of Parent and Merger Sub, and the consummation of the transactions contemplated by the Merger Agreement as amended by this Amendment, in the case of Family LLC, Parent and Merger Sub, have been duly and validly authorized by the Boards of Directors of Parent and Merger Sub, and the members of Family LLC having the authority to authorize such transactions, as applicable, and, except for the adoption of the Merger Agreement as amended by this Amendment by Parent as sole shareholder of Merger Sub (which will occur immediately after the execution and delivery of this Amendment), no other corporate or equivalent proceedings on the part of Family LLC, Parent or Merger Sub are necessary to authorize the consummation of the transactions contemplated thereby. This Amendment has been duly and validly executed and delivered by Parent and Merger Sub and, assuming this Amendment constitutes the valid and binding agreement of the Company, this Agreement constitutes the valid and binding agreement of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.

6. Miscellaneous. Article 8 of the Merger Agreement is incorporated herein by reference and, to the extent applicable, will govern the terms of this Amendment.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Amendment to be duly executed and delivered as of the date first above written.

CENTURY INTERMEDIATE HOLDING COMPANY

By:	/s/ Zev Weiss
Name:	Zev Weiss
Title:	Vice President and Secretary

CENTURY MERGER COMPANY

By:	/s/ Zev Weiss
Name:	Zev Weiss
Title:	Vice President and Secretary

AMERICAN GREETINGS CORPORATION

By:	/s/ Christopher W. Haffke
Name:	Christopher W. Haffke
Title:	Vice President, General Counsel and Secretary

SIGNATURE PAGE TO AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER